EXHIBIT 10.27

THE PHOENIX COMPANIES, INC.

RESTRICTED STOCK UNITS AGREEMENT

The Phoenix Companies, Inc. (the “Company”) hereby grants to the Participant named below a Restricted Stock Unit award (“Award”), each Restricted Stock Unit (“Restricted Stock Unit” or “RSU”) representing the right to receive one share of common stock of the Company, par value $0.01 per share ("Common Shares") in accordance with and subject to the terms and restrictions of this agreement (the “Agreement”) and The Phoenix Companies, Inc. 2003 Restricted Stock, Restricted Stock Unit and Long-Term Incentive Plan (the “Plan”), a copy of which is available upon request.  This is the first page of the Agreement, which describes in detail your rights with respect to the Restricted Stock Unit granted to you hereby and which constitutes a legal agreement between you and the Company.

1.

Participant Name:

Employee ID:

2.

Award Date:

3.

Number of Restricted Stock Units

4.

Vesting Date(s):

______ on [Date]

______ on [Date]

______ on [Date]

5.

Earliest Settlement Date:

IN WITNESS WHEREOF, both The Phoenix Companies, Inc. and the Participant agrees to be bound by the terms and provisions of this Agreement, as of the date noted below.

THE PHOENIX COMPANIES, INC.

Date:

By:

                    /s/ Dona D. Young

Dona D. Young, Chairman, President & CEO

RECIPIENT:

(Please sign and return this page)

ARTICLE I

RESTRICTED STOCK UNITS

Section 1.1.

Restricted Stock Unit.  "Restricted Stock Unit" means the right to receive one share of common stock of the Company, par value $0.01 per share ("Common Shares") subject to the terms of this Agreement.

Section 1.2.

Vesting.  Subject to the terms and conditions of this Award, your Restricted Stock Units will vest on the conclusion of each vesting period ending on the vesting date(s) indicated on page one of this Agreement, provided that you remain employed by the Company until each respective vesting date(s).

Section 1.3.   Termination of Employment.  If your employment with the Company terminates due to:

a)

Death, Disability, or Approved Retirement (as these terms are defined in the Plan), a portion of your non-vested Restricted Stock Units will vest in an amount equal to (i) minus (ii) below, rounded up to the nearest whole share:

(i)

the product of the number of Restricted Stock Units awarded multiplied by the ratio of (1) the number of days that you were actively employed by the Company since the Award Date, divided by (2) the number of days between the Award Date and the last scheduled vesting date.

(ii)

the number of Restricted Stock Units that have already vested in accordance with Section 1.2 as of your termination date.

b)

Good Reason or a termination by the Company (or its successor) without Cause, in each case in connection with a Change of Control (as these terms are defined in the Change in Control Agreement entered into between the parties on January 1, 2006), any Restricted Stock Units that have not vested in accordance with Section 1.2 as of your termination date shall fully vest;

c)

any reason other than those identified in paragraphs (a) and (b) above, any Restricted Stock Units that have not vested in accordance with Section 1.2 as of your termination date shall be forfeited and you shall have no rights thereunder or hereunder.

ARTICLE II
RIGHTS AND SETTLEMENT

Section 2.1.    Rights as a Shareholder.  Your Restricted Stock Units will not give you any right to vote on any matter submitted to the Company's stockholders.  You will have voting rights with respect to the Common Shares that underlie your Restricted Stock Units only after the shares have actually been issued to you.

Section 2.2.    Restrictions on Transferability.  You will not have any right to sell, assign, transfer, pledge, hypothecate or otherwise encumber your Restricted Stock Units.  Any attempt to effect any of the preceding in violation of this Section 2.2, whether voluntary or involuntary, will be void.

Section 2.3.    Dividend Equivalents.  The Company will credit each of your Restricted Stock Units with Dividend Equivalents from the date your award is granted to the end of the Restricted Period (as defined in the Plan) which shall be determined pursuant to section 1.2 of the Agreement.  A "Dividend Equivalent" is an amount equal to the cash dividend payable per Common Share multiplied by the number of Common Shares then underlying each Restricted Stock Unit.  Such amount shall be credited to a book entry account on your behalf at the time the Company pays any cash dividend on its Common Shares.  Dividend Equivalents shall vest at the same time as the underlying Restricted Stock Units, and shall be distributed at the same time as the underlying Restricted Stock Units convert to Common Shares.

Section 2.4.    Interest Credits.  Interest will be credited on such Dividend Equivalents for each “Crediting Period” during the period from the Award Date until distribution hereunder at, unless otherwise determined by the Committee, the mid-term Applicable Federal Rate (as determined under Section 1274(d) of the Internal Revenue Code of 1986, as amended), in effect on the first day of such Crediting Period.  A Crediting Period shall mean August 1 of one calendar year to July 31 of the subsequent calendar year (or, if earlier, the date on which distribution is made hereunder), provided that interest shall be credited with respect to each Dividend Equivalent only from the date it is first credited hereunder.  Interest Credits shall vest at the same time as the underlying Restricted Stock Units and Dividend Equivalents, and shall be distributed at the same time as the underlying Dividend Equivalents.

Section 2.5.    Settlement of Your Restricted Stock Units.  Promptly after the date(s), if any, your Restricted Stock Units vest pursuant to Section 1.2, the Company will deliver to you the number of Common Shares then underlying your vested Restricted Stock Units.  Notwithstanding the foregoing, if necessary to assure that you do not acquire beneficial ownership of any Common Shares prior to the fifth anniversary of the date of the demutualization that occurred on June 25, 2001 of Phoenix Home Life Mutual Insurance Company pursuant to a plan of reorganization approved by the New York State Superintendent of Insurance under Section 7312 of the New York Insurance Law (the "Demutualization") in contradiction of such Section 7312(w), the Company shall deliver to you as soon as reasonably practicable following June 25, 2006 any Common Shares due in connection with Restricted Stock Units that vest prior to this date.

Section 2.6.    Adjustment Due to Change in Capitalization.  If any Adjustment Event occurs before all of the Restricted Stock Units are settled pursuant to Section 2.5, the number of Common Shares underlying each remaining Restricted Stock Unit will be proportionately adjusted to reflect, as deemed equitable and appropriate by the Company, the Adjustment Event.  In any merger, consolidation, reorganization, liquidation, dissolution or other similar transaction, each Restricted Stock Unit shall pertain to the securities and other property to which a holder of the number of Common Shares underlying the Restricted Stock Unit would have been entitled to receive in connection with such event.  If, as a result of any Adjustment Event, your Restricted Stock Units represent the right to receive cash in whole or in part (other than as a result of Dividend Equivalents or Interest Credits), then the Company will promptly pay you such cash on the date specified in Section 2.5.  An "Adjustment Event" means any stock dividend, stock split or share combination of, or extraordinary cash dividend on, the Common Shares or recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Shares at a price substantially below fair market value, or other similar event affecting the Common Shares.

ARTICLE III
ADMINISTRATION

Section 3.1.    Administration.  The Company is authorized to reasonably interpret in good faith your Award and this Agreement and to make all other reasonable determinations in good faith necessary or advisable for the administration and interpretation of your Award to carry out its provisions and purposes, provided that such interpretation or determination shall be consistent with the interpretation or determination made by the Company with respect to senior management under other similar equity compensation plans.  Determinations, interpretations or other actions made or taken by the Company pursuant to the provisions of this Agreement shall be final, binding and conclusive for all purposes and upon all persons.  The Company may consult with legal counsel, who may be regular counsel to the Company, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel.  Notwithstanding the foregoing to the contrary, the Company may amend this Agreement as it deems necessary or desirable to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and pronouncements thereunder, regardless of whether any such amendment shall cause a reduction or cessation of a benefit accrued prior to the adoption of such amendment.

ARTICLE IV
MISCELLANEOUS

Section 4.1.    Tax Withholding.  The Company will have the power to withhold, or require you to remit to the Company promptly upon notification of the amount due, an amount sufficient to satisfy Federal, state and local withholding tax requirements with respect to your Award (or settlement thereof), and the Company may defer payment of cash or issuance or delivery of Common Shares until such requirements are satisfied.  The Company may, in its discretion, permit you to elect, subject to such conditions as the Company shall impose (a) to have Common Shares deliverable in respect of your Award withheld by the Company or (b) to deliver to the Company previously acquired Common Shares, in each case, having a fair market value sufficient to satisfy your statutory minimum Federal, state and local tax obligation associated with the transaction.

Section 4.2.    Common Shares Subject to this Award.  The Common Shares to be delivered in connection with your Award may consist, in whole or in part, of Common Shares held in treasury or authorized but unissued Common Shares, not reserved for any other purpose.

Section 4.3.    Successor.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, if your Restricted Stock Units remain outstanding, to unconditionally assume the obligations of the Company with respect to your Restricted Stock Units in writing and will provide a copy of the assumption to you.

Section 4.4.    Requirements of Law.  The granting of your Award and the issuance of Common Shares will be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

Section 4.5.    No Impact on Benefits.  Your Award will not be compensation for purposes of calculating your rights under any employee benefit plan.

Section 4.6.    Instrument and Securities Law Compliance.  The Company shall have the authority to determine the instruments by which your Award shall be evidenced.  Instruments evidencing your Award may contain such other provisions as the Company deems advisable.  In addition, any Common Shares issued in connection with your Award shall be registered with the SEC at the expense of the Company for resale on or before the first day on which you may transfer the shares under the Award (or such later date as you request that is in compliance with the law and permissible under the applicable Company plan) unless such shares are eligible for sale by you pursuant to Rule 144 (k) of the Securities Act of 1933 (or any successor provision) in the opinion of your counsel, which registration shall be in a form reasonably acceptable to you, shall be subject to your reasonable prior review and comments, shall remain effective until all Common Shares subject to the Award have been sold (but need not be effective for more than 365 days after first day on which you may transfer the Common Shares subject to your Award or, if applicable, such later date as to which you shall have requested effectiveness) and the Company and you shall, prior to the effectiveness of the registration, enter into a customary registration rights  which will contain provisions, among other things, requiring the Company to indemnify you and any third persons reasonably requested by you in connection with the sale of any Common Shares and reimburse you for your reasonable out-of-pocket expenses (other than underwriting discounts) in connection therewith and will contain customary black-out periods.  In the event of your death, or other permitted private transfer of the Common Shares, all of your rights in this Section 4.6 shall be transferred to your estate or other transferee.

Section 4.7.     Governing Law.  The validity, interpretation, construction and performance of this Agreement and your Award shall be governed by the laws of the State of Connecticut.

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